EXHIBIT 10.6

                                LICENSE AGREEMENT

This License Agreement (this "Agreement") is made effective as of March 10, 2000 between HCV, Inc., of 100 Oceangate, Suite 1200, Long Beach, California 90802 and Bentley Communications Corp., of 100 Oceangate, Suite 1200, Long Beach, California 90802.

In the Agreement, the party who is granting the right to use the licensed property will be referred to as "HCV", and the party who is receiving the right to use the licensed property will be referred to as "Bentley/OmniBomb".

The parties agree as follows:

1. GRANT OF LICENSE. HCV owns over eighty movies ("movies"). In accordance with this Agreement, HCV grants Bentley/OmniBomb a non-exclusive license to use on OmniBomb website the movies. HCB retains title and ownership of the movies.

2. PAYMENT OF ROYALTY. Bentley/OmniBomb will pay HCV a royalty which shall be calculated as follows: $40,000.

3. MODIFICATIONS. Bentley/OmniBomb may not modify or change the movies in any manner.

4. DEFAULTS. If Bentley/OmniBomb fails to abide by the obligations of this Agreement, including the obligation to make a royalty payment when due, HCV shall have the option to cancel this Agreement by providing 30 days written notice to Bentley/OmniBomb.

5. ARBITRATION. All disputes under this Agreement that cannot be resolved by the parties shall be submitted to arbitration under the rules and regulations of the American Arbitration Association. Either party may invoke this paragraph after providing 30 days written notice to the other party. All costs of arbitration shall be divided equally between the parties. Any award may be enforced by a court of law.

6. TRANSFER OF RIGHTS. This Agreement shall be binding on any successors of the parties. Neither party shall have the right to assign its interests in this Agreement to any other party, unless the prior written consent of the other party is obtained.

7. TERMINATION. This Agreement shall terminate automatically on June 01, 2010.
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8. ENTIER AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supercedes any prior written or oral agreements between the parties.

9. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and signed by both parties.

10. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

11. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed, and enforces as so limited.

12. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

Licensor:
HCV, Inc.

By:      /s/ Kevin Grace
         ------------------
         Kevin Grace
         President

Licensee:
Bentley Communications Corp.

By:      /s/ Gordon F. Lee
         ------------------
         Gordon F. Lee
         President

Date:  March 10, 2000